As filed with the Securities and Exchange Commission on November 23, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

OMNIVISION TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	77-0401990
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1341 Orleans Drive

Sunnyvale, California 94089-1136

(Address of Principal Executive Offices)

2007 Equity Incentive Plan

(Full Title of the Plans)

Shaw Hong

President and Chief Executive Officer

OmniVision Technologies, Inc.

1341 Orleans Drive

Sunnyvale, California 94089-1136

(408) 542-3000

(Name, address , including zip code, and telephone number, including area code, of agent for service)

Copies to:

Chris Fennell, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304-1050 (650) 493-9300	Y. Vicky Chou Vice President of Legal and General Counsel OmniVision Technologies, Inc. 1341 Orleans Drive Sunnyvale, California 94089-1136 (408) 542-3000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee (2)
Common Stock, $0.001 par value per share to be issued under the 2007 Equity Incentive Plan	6,000,000 shares(2)	$19.23	$115,380,000	$3,542.17

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the 2007 Equity Incentive Plan (the “2007 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of OmniVision Technologies, Inc. common stock.

(2)

The Registrant previously registered 1,766,296 shares of the Registrant’s common stock (the “Carryover Shares”) that were previously available for issuance under the 2000 Plan, under its Registration Statements on Forms S-8 (Registration Nos. 333-42996; 333-106503; 333-117651; 333-125511; 333-135403 and 333-143376, respectively) which were filed with the Commission on August 3, 2000; June 26, 2003; July 26, 2004; June 3, 2005; June 28, 2006 and May 30, 2007 (collectively “the Initial Registration Statements”).  In connection with the Initial Registration Statements, the Registrant paid a total registration fee of $49,456.52 of which $790.60 related to the Carryover Shares. Pursuant to Interpretation 89 under Section G of the Division of Corporation Finance’s Manual of Publicly Available Telephone Interpretations dated July 1997 and Instruction E to the General Instructions of Form S-8, the Registrant has carried forward the registration fee related to the Carryover Shares.  The Registrant is concurrently filing a Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 filed with the Commission on May 30, 2007 (Registration No. 333-143376), to deregister 1,766,296 unissued shares.

(3)

Estimated in accordance with Rule 457(c) and Rule 457(h) promulgated under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the high and the low selling prices per share of the Registrant’s common stock as reported on the NASDAQ Global Market on November 21, 2007, which is within five (5) business days prior to the date of this Registration Statement.

EXPLANATORY NOTE

On September 26, 2007 the stockholders of OmniVision Technologies, Inc. (the “Company” or “Registrant”) approved the 2007 Equity Incentive Plan (the “2007 Plan”), which replaced the Company’s 2000 Stock Plan (the “2000 Plan”).  The total number of shares reserved for issuance under the 2007 Plan is 6,000,000 shares of the Company’s common stock.

This Registration Statement on Form S-8 relates to the registration of these 6,000,000 shares of the Registrant’s common stock.  The 6,000,000 shares of the Registrant’s common stock being registered under this Registration Statement include (i) 1,766,296 shares of the Registrant’s common stock (the “Carryover Shares”) that were previously available for issuance under the 2000 Plan, but which have been carried forward to and included in the shares available for issuance under the 2007 Plan and (ii) 4,233,704 shares of the Company’s common stock reserved for issuance (the “New Shares”) under the 2007 Plan. None of the Carryover Shares may be issued under the 2000 Plan; such Carryover Shares may be issued, offered and sold only under the 2007 Plan.

The Registrant originally registered the Carryover Shares under its Registration Statements on Forms S-8 (Registration Nos. 333-42996; 333-106503; 333-117651; 333-125511; 333-135403 and 333-143376, respectively) which were filed with the Commission on August 3, 2000; June 26, 2003; July 26, 2004; June 3, 2005; June 28, 2006 and May 30, 2007 (collectively “the Initial Registration Statements”).

In accordance with the principles set forth in interpretation 89 under Section G of the Division of Corporation Finance’s Manual of Publicly Available Telephone Interpretations dated July 1997 and Instruction E to the General Instructions of Form S-8, this Registration Statement on Form S-8 carries forward the $790.60 registration fee previously paid with respect to the Carryover Shares and as a result, only an additional registration fee of $2,751.57 is required.  The Company is filing a post-effective amendment to the Registration Statement on Form S-8 (Registration No. 333-143376) to deregister the Carryover Shares contemporaneously with the filing of this Registration Statement.

OMNIVISION TECHNOLOGIES, INC.

REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents and information previously filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

(a)           The Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2007, filed with the Commission on June 29, 2007 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)           The Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2007, filed with the Commission on September 10, 2007 pursuant to Section 13(a) of the Exchange Act.

(c)           The Company’s Current Report on Form 8-K filed with the Commission on October 2, 2007 pursuant to Section 13 of the Exchange Act.

(d)           The description of the Company’s common stock contained in the Company’s Registration Statement No. 000-29939 on Form 8-A filed with the Commission on September 12, 2001, pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement, and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements between the corporation and its directors and officers provisions expanding the scope of indemnification beyond that specifically provided by the current law.  Section 145 also provides that a corporation has the power to maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145.

The Company’s Restated Certificate of Incorporation provides for the indemnification of the Company’s officers and directors to the fullest extent permitted under Delaware law.

The Company enters into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Company’s Restated Certificate of Incorporation, and the Company intends to enter into indemnification agreements with any new directors and executive officers in the future.

In addition, subject to the limits set forth in such policies, the directors and officers of the Company are insured under polices of insurance maintained by the Registrant against certain losses arising from any claims made against them by reason of their being or having been a director or an officer of the Company.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
10.1	2007 Equity Incentive Plan.
23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto).
23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
24.1	Power of Attorney (contained in signature page).

Item 9.  Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and it will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 23rd day of November, 2007.

OMNIVISION TECHNOLOGIES, INC.

By:	/s/ Shaw Hong
Shaw Hong
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Shaw Hong and Peter V. Leigh as his attorney-in-fact, each with full power of substitution and resubstitution, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ SHAW HONG	President, Chief Executive Officer and Director	November 23, 2007
(Shaw Hong)	(Principal Executive Officer)

/s/ PETER V. LEIGH	Chief Financial Officer (Principal Financial and	November 23, 2007
(Peter V. Leigh)	Accounting Officer)

/s/ JAMES HE	Chief Operating Officer and Director	November 23, 2007
(James He)

/s/ JOSEPH JENG	Director	November 23, 2007
(Joseph Jeng)

/s/ ANDREW WANG	Director	November 23, 2007
(Andrew Wang)

/s/ DWIGHT STEFFENSEN	Director	November 23, 2007
(Dwight Steffensen)

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
10.1	2007 Equity Incentive Plan.
23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto).
23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
24.1	Power of Attorney (contained in signature page).